Exhibit 99.1

Contact:	Beth Courtney
Seigenthaler Public Relations, Inc.
615-327-7999
bcourtney@seigenthaler.com

Tennessee Commerce Bancorp to Acquire Controlling Interest in Peoples State Bank of Commerce and Farmers Bank of Lynchburg

Innovative use of Debt for Equity to secure banks’ operations and jobs in 11 Tennessee communities

Franklin, Tenn. (July 28, 2011) — Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) announced today that it intends to acquire controlling interest in two Tennessee-based banks through a “Debt Previously Contracted” (DPC) transaction. Upon consummation of the DPC transactions, Tennessee Commerce would acquire ownership of over 90% of the common stock of Peoples Bank, headquartered in Nolensville and over 90% of the common stock of Farmers Bank of Lynchburg in a debt-to-equity exchange with the banks’ principal shareholder as well as certain other shareholders. Through this transaction, Tennessee Commerce will be converting non-performing debt into an investment asset, while giving the company positive, revenue-generating options for future consideration. The value of the shares Tennessee Commerce acquired is estimated at approximately $30.0 million.

The DPC transactions do not require prior regulatory approval. However, Tennessee Commerce has provided full disclosure of the proposed transactions to the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and the Federal Reserve Bank of Atlanta.  The consummation of the transactions is subject to receipt of appropriate consents; therefore, we can give no assurances when or if the DPC transaction will occur, how Tennessee Commerce Bank will ultimately dispose of the assets acquired through DPC, or any material supervisory requirements that may be imposed with respect to the contemplated transactions.

Tennessee Commerce is among the first banks in the southeast to contemplate using a DPC transaction to obtain controlling interest in other banks.  Following the transaction, Tennessee Commerce may hold the asset for up to two-years under applicable DPC provisions and will be working with an investment banking team to evaluate its options.  During this period, the company can either sell the banks or apply for regulatory approval to consolidate the institutions into Tennessee Commerce Banks operations.

Ed Lowery, principal shareholder of the banks to be acquired and chairman of Citizens Corporation said “these are great banks with solid deposits, in strong communities. Citizen’s Corporation has enjoyed a good partnership with Tennessee Commerce in the past and we are pleased that the management teams at Peoples State Bank of Commerce and Farmers Bank of Lynchburg will remain in place and work in collaboration with a talented and experienced executive team at Tennessee Commerce.”

Mike Sapp, Chairman and CEO of Tennessee Commerce said “this transaction sets the stage for several positive long-term options. These banks can either be enhanced and divested or can provide a potential footprint of branches that will be strategically advantageous to Tennessee Commerce Bank.”

The banks to be acquired have 11 branches in communities that span southern Tennessee from east to west. Peoples State Bank of Commerce is a $200 million bank with offices in Nolensville, Ardmore, Dunlap, Whitwell, South Pittsburg and Jasper, Tennessee and Grant, Alabama.  Farmers Bank of Lynchburg is a $175 million institution with offices in Lynchburg, Chapel Hill, Somerville and Oakland, Tennessee. The combined companies employ 100 people.

“This transaction will preserve jobs in the communities these banks serve,” added Sapp. “Management teams of the banks to be acquired will remain intact and work in collaboration with our experienced executive team.  Customers of these banks will continue to see the same familiar faces while enjoying expanded products and services.”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses. Its corporate and banking offices are located in Franklin, Tennessee. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC. Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

More information on Peoples State Bank of Commerce and Farmers Bank of Lynchburg are available on http://psboc.com/ and http://www.farmersbanklynchburgtn.com/.